Exhibit 10.3
Contract of Employment
Dear Dr. Sauer,
On the basis of our talks we have come to the following agreement:
1. Duties
You will take up your duties as Vice President of Polypore and General Manager of Membrana GmbH as soon as possible, but at the latest on August 1, 2006. In this function you will report to the CEO of Polypore and are a member of the Senior Leadership Team.
2. Hours of work/Pay
Your working hours are dependent on the requirements of the duties delegated to you under 1.
You will be employed as a salaried employee and paid as an exempt. Your gross monthly salary has been fixed at € 15.385,- and will be transferred at the end of each calendar month to an account to be designated by yourself. In addition you will receive an annual payment equal to one month’s salary each November (Christmas allowance), in the years of joining and leaving the company this maybe a percentage of your salary. Your annual gross salary therefore amounts to € 200.000,-.
Additionally and in accordance with the rules as applying to non-tariff employees of Membrana GmbH you will receive holiday pay and an annual special payment (employment benefit to encourage capital formation).
There is also a bonus agreement, which for a full planning year entitles you to a payment of up to 70% of the above-mentioned annual gross salary, dependent on achievement of the objectives laid down by the CEO and personal performance. In the case of over-achievement of the year’s objectives by Polypore and of over-achievement of your own individual targets, the bonus can exceed 70%.
These additional payments are voluntary payments by Membrana GmbH to which even when repeatedly authorized there is no legal claim.
You will furthermore participate in the shortly to be reviewed Polypore Equity Plan, according to your position as Vice President and General Manager. It is our plan and belief that the Equity Plan will provide significant value to you over the long term.
Furthermore you will be included in the Membrana GmbH company car scheme. Alternatively you may opt for a gross monthly payment of € 600,-.
You will receive a monthly contribution of up to € 1.000,- for a maximum of the first two years of your employment for the purpose of renting a second house or flat.

3. Length of contract
A notice period of 12 months to the end of the month has been agreed. Notice must be given in writing. In the event of notice being given by the employer you will receive a severance payment of € one yearly basic salary (today € 200.000,-).
The term of employment ends without notice upon the completion of the month prior to the month in which you reach the legal age of retirement, at the latest when you first draw your full pension entitlement or unlimited occupational invalidity pension.
4. Holidays
Your holiday entitlement and the payment of holiday money is subject to the currently valid company ruling for non-tariff employees. This ruling currently includes entitlement to 30 days annual holidays as well as holiday pay of € 613,50.
Membrana GmbH has the right to suspend you on full pay according to the terms of this contract in justifiable cases.
5. Sickness benefit contributions
In the event of excusable work disability owing to illness, following the termination of the statutory continuation of salary, you will receive a gross contribution to sickness benefit for a further 46 weeks to the amount of the difference between your regular net monthly income and your legally fixed sickness benefit.
It will not be affected when other alternative payments are forthcoming or when the right to retirement or occupational invalidity pension can be made valid.
6. Retirement benefit
Either you receive an individual pension commitment, which provides a direct legal claim against Membrana GmbH (so called Pension Contract L). The main contents are summarized in the attached leaflet. The commitment is valid as from the beginning of your service and is at once non-forfeitable by contract.
Or you participate in our Defined Contribution Plan, which provides a similar retirement benefit with the help of an insurance company.
This is subject to a future agreement.
Moreover you have the possibility to close the pension gap by converting bonus or other one time payments to pension payments (Deferred Compensation) by paying them into a life or private pension insurance.
7. Insurance
From the beginning of your employment you will be included in the company accident insurance policy which covers both work and private sectors.

The premium for this insurance is paid by Membrana GmbH; benefits in money’s worth resulting from this must be declared by you for tax purposes. Membrana GmbH has the right to either change this insurance policy or discontinue it.
Additionally you will receive an offer of inclusion in our company sickness insurance policy, which includes a contribution for you and your family for hospital treatment. The premium for this insurance scheme is paid by Membrana GmbH; benefits in money’s worth resulting from this must be declared by you for tax purposes. Membrana GmbH has the right to either change or discontinue this insurance benefit.
8. Company travel expenses
Refunding of company travel expenses is subject to the travel allowance ruling of Membrana GmbH for domestic and foreign travel in its current version.
9. Secondary employment and publications
If you intend to take up secondary employment or an honorary position, you are required to inform the personnel department in writing and in good time. Any paid secondary employment requires the approval of Membrana GmbH and this can be withheld, if deemed to be against the company’s interests.
External publications (e.g. lectures, contributions to journals) must be approved by the company. You must therefore apply for a release in good time beforehand, if necessary via your superior.
10. Work results
You are duty bound to inform Membrana GmbH of the results of your work, including observations, experience and improvement suggestions which fall within the framework of the economic activities of Membrana GmbH and the companies associated with it. All results of your work rightfully belong to Membrana GmbH.
For results which fall under copyright law – including computer programmes – you will extend an exclusive and unlimited right of use to Membrana GmbH for all known and new applications. You are to contribute to the protection of the resultant rights for Membrana GmbH and to take all steps to this end which Membrana GmbH deems necessary.
All claims for the transfer of the above rights to Membrana GmbH are settled by the payment of your salary.
This agreement remains valid even after completion of the employment contract.
11. Inventions
You must undertake to immediately inform in writing the company’s patents department of any whole or part inventions or innovations resulting from your work. Your further rights and duty are laid out in the law on employee inventions from 25 July 1957 according to the current valid version.

12. Confidentiality
You undertake to treat as confidential all company facts and experience which you are apprized of, especially company and business secrets. This is also valid with regard to disclosure towards all employees of Membrana GmbH and of the companies associated with it, insofar as they are not authorized in the framework of their duties to share this knowledge. The undertaking to confidentiality remains valid even after termination of the employment relationship.
You are to treat all written documents, diagrams, patterns and similar items as the exclusive property of Membrana GmbH entrusted to you in the framework of your working activities. You are to ensure, that such documents as well as copies of these and other items, especially your own notes do not fall into the hands of unauthorized persons. You will at any time on demand and at the latest upon termination of your contract, hand over such documents to your superior and renounce all rights to them.
The above undertaking is valid for Membrana GmbH and its associated companies.
13. Agreement to prohibit competition
You will declare your willingness to enter into an agreement to prohibit competition according to the guidelines laid out in §§ 74ff HGB as Membrana GmbH sees fit, and which carries a conventional penalty equal to the whole compensation paid for the period of one year as the period of prohibition of competition, in the event of violation.
The company cannot demand the agreement to prohibit competition, if either of the contracting parties has given notice to terminate the employment agreement.
14. Processing of personal data
You declare your agreement with the collection, storage and computer processing of your personal data for purposes serving the fulfillment of your employment contract. This may include the transfer and processing to or by other companies associated with Membrana GmbH.
15. Confidentiality/amendments/supplements
The agreed terms of employment are to be treated as confidential.
Amendments and supplements to this agreement must be made in writing. In the event of individual parts of this contract being rendered invalid, especially by changes in the law, tariff agreements or company regulations, the remaining parts are unaffected.

Wuppertal,	Alzenau,

/s/ Christian Vogelsang
/s/ J. Robert Whitsett	/s/ Josef Sauer

Membrana GmbH	Dr. Josef Sauer

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